Exhibit 10.18

AGREEMENT

This AGREEMENT (“Agreement”) is made and entered into by Thomas R. Staab II (“Employee”) and BioCryst Pharmaceuticals, Inc. (“the Company”).

In consideration of the above and the mutual promises set forth below, Employee and the Company agree as follows:

1.       SEPARATION. Employee’s employment with the Company will terminate, effective February 29, 2020 (“Effective Termination Date”).

By signing this Agreement, Employee represents that s/he has been properly paid for all time worked and received all wages and salary (including overtime pay), expense reimbursement and all other amounts of any kind due to her/him from the Company with the sole exception of (a) her/his final paycheck for work during her/his final payroll period and pay for accrued but untaken vacation (if any) which will be paid on the next regularly scheduled payroll date following her/his Effective Termination Date or such other date as may be required by applicable state law and (b) the benefits payable under this Agreement.

2.       SEVERANCE BENEFITS. In consideration of the release of claims and other promises contained herein and on the condition that this Agreement has become effective under paragraph 5 below and that Employee fully complies with her/his obligations under this Agreement, the Company will provide:

A.        Severance pay in the total amount of $647,750.21 (less applicable withholdings), payable in installments on the same payroll schedule that was applicable to Employee immediately prior to her/his separation from service, beginning on the first such payroll date following the 10th day after this Agreement becomes effective as stated in paragraph 5 below; provided, however, that in the event that the installment schedule will not result in the full severance pay amount being paid on or before March 15th of the year following the year in which Employee’s employment terminated, then a final installment payment in an amount equal to the remaining unpaid severance pay will be made at that time.

B.       Reimbursement for the COBRA premiums that Employee actually pays to continue her/his coverage under the Company’s group health/dental plan during the 18-month period immediately following the effective termination date (through August 31, 2021). Nothing in this Agreement shall constitute a guarantee of COBRA continuation coverage or benefits. Employee shall be solely responsible for all obligations in electing COBRA continuation coverage and taking all steps necessary to qualify for such coverage.

C.       The Company will not contest any claim for unemployment benefits on the grounds of Employee’s voluntary resignation, misconduct or any other basis related to the reasons for his separation from the Company’s employ, filed by Employee with the North Carolina Department of Commerce Division of Employment Security.

D.       The treatment of any equity incentive compensation awards held by Employee as of the Effective Termination Date shall be governed by the terms of that certain Consulting Agreement between the Company and Employee effective as of February 29, 2020, and the applicable equity plan and equity award agreement.

The severance benefits afforded under this Agreement exceed what Employee is otherwise entitled to receive, and are in lieu of any other compensation or benefits to which Employee otherwise might be entitled, and payment of the severance benefits is conditioned upon Employee’s compliance with the terms of this Agreement.

3.       RELEASE.

A.       In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF HERSELF/HIMSELF AND HER/HIS ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS RELATED PARTIES (DEFINED BELOW) (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, S/HE MAY HAVE OR CLAIM TO HAVE RELATING TO HER/HIS EMPLOYMENT WITH THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES OR HER/HIS SEPARATION THEREFROM arising before the execution of the Agreement to the fullest extent permitted by law, including but not limited to claims:

(i) for discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended), sex, gender identity, sexual orientation, national origin, race, religion, disability, veteran status or other protected class discrimination, harassment or retaliation for protected activity;

(ii) for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), Fair Labor Standards Act of 1938 (FLSA), Family and Medical Leave Act of 1993 (FMLA), all as amended, and similar federal, state, and local laws and claims under any other Company policy, plan or program);

(iii) under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law);

(iv) for attorneys’ fees; and

(v) of any kind whatsoever (with the sole exception of those listed below) whether or not Employee knows about them at the time s/he signs this general release.

Provided, however, the release of claims set forth in this Agreement does NOT:

(vi) apply to claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies, vested retirement benefits or where otherwise prohibited by law;

(vii) bar a challenge under the Older Workers Benefit Protection Act of 1990 (OWBPA) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement; or

(viii) prohibit Employee from filing a charge with or participating in an investigation by the U.S. Equal Employment Opportunity Commission, Securities and Exchange Commission (SEC), Financial Industry Regulatory Authority (FINRA) or other self-regulatory or governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over the Company’s business or assisting with an investigation conducted internally by the Company; provided, however, that by signing this Agreement, Employee waives the right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings except as follows: This Agreement does not limit Employee’s right to receive an award for information provided to the SEC, FINRA, or any other securities regulatory agency or authority.

B.         Employee will not sue the Company and/or its Related Parties on any matters relating to her/his employment or separation therefrom arising before the execution of this Agreement (with the sole exception of claims and challenges which are not released by this Agreement as set forth in subparagraph A (vi) and (vii) above), or join as a party with others who may sue on any such claims, or opt-in to an action brought by others asserting such claims, and in the event that Employee is made a member of any class asserting such claims without his/her knowledge or consent, Employee shall opt out of such action at the first opportunity.

C.       The Company and its Related Parties which are being released by this Agreement include: the Company and its predecessors, successors, and assigns and its and/or their past, present and future owners, parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, employee benefit plans (together with all plan administrators, trustees, fiduciaries and insurers) and agents.

4.       COMPANY INFORMATION AND PROPERTY.

A.       Employee shall not at any time after her/his employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary Company information (defined below), nor access or attempt to access any Company computer systems, networks or any resources or data that resides thereon, nor access, use, update, or modify the Company Social Media Accounts (defined below).

Confidential or proprietary information is information relating to the Company or any aspect of its business which is not generally available to the public, the Company’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge; however, nothing in this paragraph or in this Agreement or in the agreements referenced in subparagraph C below is intended, nor shall be construed, to (i) prohibit Employee from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency referenced in paragraph 3, (ii) interfere with, restrain, or prevent Employee communications regarding wages, hours, or other terms and conditions of employment, or (iii) prevent Employee from otherwise engaging in any legally protected activity. Moreover, notwithstanding the foregoing or any other provision in this Agreement, Employee cannot be held criminally or civilly liable under any federal or state trade secret law if s/he discloses a trade secret (iv) to federal, state, or local government officials, to his/her attorneys, or in a sealed court document, for the purpose of reporting or investigating a suspected violation of the law; or (v) to his/her attorneys or in a sealed court document in connection with a lawsuit for retaliation by an employer for reporting a suspected violation of the law.

Company Social Media Accounts are any and all social media and other online accounts and profiles created or used by Employee on behalf of the Company or otherwise for the purpose of promoting or marketing the Company or similar business purposes, including such accounts and profiles featuring or displaying the Company’s name and trademarks; provided, however, Company Social Media Accounts do not include any social media accounts or profiles that are created or used by Employee exclusively for Employee’s own personal use.

B.       All records, files or other materials maintained by or under the control, custody or possession of the Company or its agents in their capacity as such shall be and remain the Company’s property and Employee shall return (at the end of his consulting arrangement with this Company) all such property to the extent that he is aware (or specifically informed) that such property is in his possession. By signing this Agreement, Employee represents that:

(i)       Employee has returned (or shall return at the end of his consulting arrangement with the Company) all the Company property (including, but not limited to, credit cards; keys; company car; cell phone; air card; access cards; thumb drive(s), laptop(s), personal digital devices and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof, and turned over all Company passwords or access codes which s/he created, received or otherwise obtained in connection with her/his employment and all log-in information, including usernames and passwords, for each Company Social Media Account that Employee created, used, or managed), to the extent that he is aware (or specifically informed) that such property is in his possession;

(ii)       Employee has not deleted any emails, files or other information from any Company computer or device prior to her/his return of the property in an intentional attempt to harm the Company or an otherwise deliberately inappropriate manner;

(iii)        Employee has permanently deleted any Company information that may reside on her/his personal computer(s), other devices or accounts and, if requested by the Company, has submitted all personal computers, phones and other devices which s/he used for Company business, and has identified all personal accounts on which Company information has been placed and related passwords, to a third party vendor, as may be designated by the Company, for inspection and removal of any Company-related information; and

(iv)        Employee will fully cooperate with the Company in winding up her/his work and transferring that work to those individuals designated by the Company and assist the Company with the transition and maintenance of each Company Social Media Account created or used by Employee during Employee’s employment, including providing all information that may be necessary to ensure that the Company is able to access and control the Company Social Media Accounts.

C.       Nothing in this Agreement shall relieve Employee from any obligations under any other previously executed confidentiality, proprietary information or secrecy agreements. All such agreements shall continue to be in full force and effect upon the execution of this Agreement subject to the clarification set forth in subparagraph A above.

5.       RIGHT TO REVIEW AND REVOKE. The Company delivered this Agreement to Employee on November 2, 2019 by hand delivery and desires that s/he have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advises her/him to consult with her/his attorney prior to executing it and that s/he has 21 days within which to consider it. In the event that s/he does not return an executed copy of the Agreement to Stephanie Angelini, Vice President, Human Resources, 4505 Emperor Blvd, Suite 200, Durham, NC 27703 by the 22nd calendar day after receiving it, this Agreement and the obligations of the Company herein shall become null and void and Employee’s employment will terminate on the effective termination date and s/he will receive base pay (less applicable deductions) through the effective termination date and nothing more. Employee may revoke the Agreement during the seven (7) day period immediately following her/his execution of it. The Agreement will not become effective or enforceable until the revocation period has expired. To revoke the Agreement, a written notice of revocation must be delivered to Stephanie Angelini at address above.

6. CONFIDENTIALITY AND NONDISPARAGEMENT. Employee shall keep the terms and provisions of this Agreement confidential, and Employee represents and warrants that since receiving this Agreement s/he has not disclosed, and going forward will not disclose, the terms and conditions of this Agreement to third parties, except as follows: (i) s/he may reveal the terms and provisions of this Agreement to members of her/his immediate family, or to an attorney whom s/he may consult for legal advice, or representatives of any governmental agency referenced in paragraph 3, provided that such persons agree to maintain the confidentiality of the Agreement and (ii) s/he may disclose the terms and provisions of this Agreement to the extent such disclosure is required by law.

Employee represents and warrants that since receiving this Agreement, s/he (iii) has not made, and going forward will not make, disparaging, defaming or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers or employees to anyone; nor (iv) taken, and going forward will not take, any action that may impair the relations between the Company and its vendors, customers, employees, or agents or that may be detrimental to or interfere with, the Company or its business.

Nothing in this section nor in this Agreement is intended, nor shall be construed, to (v) prohibit Employee from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency referenced in paragraph 3, (vi) interfere with, restrain, or prevent Employee communications regarding wages, hours, or other terms and conditions of employment, (vii) prevent Employee from otherwise engaging in any legally protected activity; or (viii) apply to terms of this Agreement that are made public by the Company or any of its affiliates.

7.       PERMITTED DISCLOSURES.

A.       Pursuant to 18 U.S.C. § 1833(b), Employee understands that Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Employee’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Employee understands that if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement, or any other agreement that Employee has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

B.       Nothing in this Agreement or any other agreement that Employee has with the Company shall prohibit or restrict Employee from (i) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company or (ii) responding to a valid subpoena following reasonable advance notice to the Company.

8.       NON-COMPETITION. The restrictive covenants set forth in Section 6 of the previous employment agreement between Employee and the Company dated November 26, 2013 (the “Employment Agreement”) (i.e., non-competition covenant) are hereby incorporated by reference and made a part hereof to the same extent and with the same force as if fully set forth herein.

9.       OTHER. Except as expressly provided in this Agreement, this Agreement, along with Section 6 of the Employment Agreement and the Separation Agreement, supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Employee’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

10.       Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything in this Agreement to or any other agreement providing compensatory payments to Employee to the contrary, if Employee is deemed by the Company at the time of Employee’s Effective Termination Date to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which Employee is entitled under this Agreement or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of Employee’s Effective Termination Date shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (a) the expiration of the six-month period measured from the date of Employee’s Effective Termination Date with the Company; or (b) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement or any other compensatory plan or agreement shall be paid as otherwise provided herein or therein. Employee’s right to receive any installment payments under this Agreement, including any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. Notwithstanding anything in this Agreement the contrary, in the event any payments hereunder could occur in one of two calendar years as a result of being dependent upon the release described herein becoming nonrevocable, then, to the extent required to avoid additional tax or interest pursuant to Section 409A, such payments shall commence on the first regularly scheduled payroll date of the Company, following the date the release becomes nonrevocable, that occurs in the second of such two calendar years.

This Agreement is intended to avoid all litigation relating to Employee’s employment with the Company and her/his separation therefrom; therefore, it is not to be construed as the Company’s admission of any liability to her/him - liability which the Company denies.

If Employee does not abide by this Agreement, then s/he will: (i) return all monies received under this Agreement and the Company will be relieved of its obligations hereunder, except to the extent that such return and relief would result in invalidation of the release set forth above, and (ii) indemnify the Company for all expenses it incurs in seeking to enforce the Agreement or as a result of her/his failure to abide by this Agreement, including reasonable attorneys’ fees in defending any released claims.

This Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives and be governed by North Carolina law (with the sole exception of its conflicts of laws provisions) and the applicable provisions of federal law, including but not limited to ADEA.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

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EMPLOYEE REPRESENTS THAT S/HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

/s/ Thomas R. Staab II	11/7/19
Thomas R. Staab II	Date

BIOCRYST PHARMACEUTICALS, INC.

By: /s/ Stephanie Angelini	11/7/19
Date
Vice President, Human Resources